Exhibit 99.2

Consent of Lucid Capital Markets, LLC

April 22, 2026

Board of Directors

Galera Therapeutics, Inc.

101 Lindenwood Drive, Suite 225

Malvern, PA 19355

Re: Registration Statement on Form S-4 of Gazelle Parent, Inc.

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated April 13, 2026, to the Board of Directors of Galera Therapeutics, Inc. (“GRTX”) as Annex C to, and to the references thereto included in, the information statement/prospectus relating to the proposed mergers involving GRTX, Obsidian Therapeutics, Inc. (“Obsidian”), Onyx MergerSub, Inc. and Gazelle Merger Subsidiary, Inc., which such information statement/prospectus forms a part of Gazelle Parent, Inc.’s Registration Statement on Form S-4 (the “Registration Statement”) to be filed on the date hereof, to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

LUCID CAPITAL MARKETS, LLC

LUCID CAPITAL MARKETS, LLC

570 Lexington Ave, 40th Floor

New York NY 10022